Item 77C

Scudder High Yield Tax Free Fund and Scudder Managed Municipal Bonds, each a series of SCUDDER MUNICIPAL TRUST

The Proxy Statement on Schedule 14A for Scudder High Yield Tax Free Fund and Scudder Managed Municipal Bonds, each a series of Scudder Municipal Trust (File No. 811-2671) is incorporated by reference to the Definitive Proxy Statement for such fund filed with the Securities and Exchange Commission on February 22, 2002.